Exhibit 99.1

Hercules Offshore Announces Third Quarter 2014 Results
HOUSTON, October 23, 2014 -- Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $88.6 million, or $0.55 per diluted share, on revenue of $221.9 million for the third quarter 2014, compared to income from continuing operations of $17.2 million, or $0.11 per diluted share, on revenue of $225.3 million for the third quarter 2013. As outlined in the Reconciliation of GAAP to Non-GAAP Financial Measures, third quarter 2014 results included the following pre-tax items:

•	$82.5 million non-cash impairment charge related to the cold stacking of the Hercules 202, Hercules 204, Hercules 212 and Hercules 213;

•	$4.7 million net gain related to the sale of the Hercules 2500, Hercules 2003 and Hercules 156.
On an after-tax basis, these items approximated a net charge of $77.8 million, or $0.48 per diluted share.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “Third quarter results reflect the slowdown in U.S. Gulf of Mexico drilling activity, idle time across various international rigs, and weak operating conditions in West Africa for our international liftboat fleet. In the U.S. Gulf of Mexico, while we have recently seen some activity improvement with a portion of our customer base, this has been offset by further pullback from some of the larger customers in the region. As a result, we expect the overall environment to remain relatively soft at least through early 2015. Given these market conditions, we are executing on cost saving measures, including the cold stacking of four domestic rigs. We currently believe that this is an appropriate step to better balance the market and support utilization on our marketed rigs. However, should we see indicators of stronger demand, we will respond timely to these signals to protect our market leading position within the region.
“In International Offshore, the recent contract signing for the Hercules 267 will partially offset expected idle time on the Hercules Triumph and Hercules Resilience during the fourth quarter. Preparations are underway for the Hercules Triumph to mobilize to the North Sea, while the Hercules Resilience concluded its drilling program in the Congo earlier this month. We are in discussions with various customers to contract these rigs. As for International Liftboats, delays in Nigerian activity continue to hamper utilization, which we expect could continue well into 2015.”

Domestic Offshore
Revenue generated from Domestic Offshore for the third quarter 2014 decreased to $123.3 million from $139.0 million in the third quarter 2013, due to lower utilization, partially offset by higher dayrates. Average revenue per rig per day increased by approximately 19.2% to $108,844 in the third quarter 2014 from $91,311 in the comparable 2013 period. Utilization declined to 68.4% in the third quarter 2014 from 90.7% in the third quarter 2013 on lower demand. Operating expenses of $65.8 million in the third quarter 2014 include a gain of $5.2 million from the sale of two previously cold-stacked rigs, compared to expenses of $73.6 million in the third quarter 2013. Domestic Offshore generated operating loss of $45.2 million in the third quarter 2014, which includes the aforementioned non-cash impairment charge of $82.5 million, compared to operating income of $44.3 million in the third quarter 2013.

International Offshore
International Offshore revenue increased to $74.2 million in the third quarter 2014 from $46.3 million in the third quarter 2013, largely due to the addition of the Hercules Triumph and Hercules Resilience, as well as improved operating results on the Hercules 208. The combination of these factors also contributed to a 40.8% increase in average revenue per rig per day to $153,025 for the third quarter 2014 from $108,707 in the third quarter 2013. Utilization fell to 65.9% in the third quarter 2014 from 77.2% in the third quarter 2013, primarily as a result of the contract termination for the Hercules 267 in Angola, idle time of the Hercules 260, and downtime on the Hercules 261 as it completed its scheduled regulatory survey. Operating expenses for the third quarter 2014 were $61.6 million, which includes a loss of $0.5 million from the sale of the previously mentioned cold-stacked rig, an increase from $28.2 million in the respective 2013 period, primarily due to incremental operating cost associated with the addition of the Hercules Triumph, Hercules Resilience and Hercules 267. International Offshore recorded an operating loss of $10.1 million in the third quarter 2014 compared to operating income of $2.5 million in the prior year period.

International Liftboats
International Liftboats revenue declined to $24.3 million in the third quarter 2014 from $40.0 million in the prior year period, primarily due to lower utilization. Continued lower activity from some of our larger consumers in Nigeria led to a decline in utilization to 47.1% during the third quarter 2014, compared to 74.6% in the comparable 2013 period. Average revenue per liftboat per day declined slightly to $24,420 in the third quarter 2014 from $25,364 in the third quarter 2013. Operating expenses during the third quarter 2014 were $19.0 million, compared to $21.0 million in the third quarter 2013. International Liftboats recorded an operating loss of $1.4 million in the third quarter 2014 compared to operating income of $12.8 million in the third quarter 2013.

Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted income from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, income from continuing operations, and not as a substitute for, or superior to, net income, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements. Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Income, Income from Continuing Operations and Diluted Income per Share.

Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on October 23, 2014, to discuss its third quarter 2014 financial results. To participate in the call, dial 877-546-5018 (Domestic) or 857-244-7550 (International) and reference access code 15028929 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on October 23, 2014, beginning at 3:00 p.m. CDT (4:00 p.m. EDT), through October 30, 2014. The phone number for the conference call replay is 888-286-8010 (Domestic) or 617-801-6888 (International) with access code 64266504. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for 7 days after the conference call.

Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 33 jackup rigs, including one rig under construction, and 24 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore's most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC's website at http://www.sec.gov or the Company's website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact Information:

Son P. Vann, CFA
Vice President Investor Relations and Planning
Hercules Offshore, Inc.
713-350-8508

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$192,053	$198,406
Accounts Receivable, Net	206,428	220,139
Prepaids	31,196	20,395
Current Deferred Tax Asset	10,876	10,876
Other	5,026	17,363
	445,579	467,179
Property and Equipment, Net	1,720,584	1,808,526
Other Assets, Net	25,451	25,743
	$2,191,614	$2,301,448
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$67,121	$80,018
Accrued Liabilities	71,410	81,500
Interest Payable	39,416	33,067
Insurance Notes Payable	—	9,568
Other Current Liabilities	14,160	35,735
	192,107	239,888
Long-term Debt	1,210,857	1,210,676
Deferred Income Taxes	14,497	14,452
Other Liabilities	6,742	12,732
Commitments and Contingencies
Stockholders' Equity	767,411	823,700
	$2,191,614	$2,301,448

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$221,884	$225,308	$721,581	$622,959
Costs and Expenses:
Operating Expenses	146,297	122,728	413,774	355,539
Asset Impairment	82,507	—	82,507	—
Depreciation and Amortization	44,319	38,040	128,072	110,906
General and Administrative	19,659	19,284	60,405	59,821
	292,782	180,052	684,758	526,266
Operating Income (Loss)	(70,898)	45,256	36,823	96,693
Other Income (Expense):
Interest Expense	(25,194)	(19,360)	(74,164)	(54,495)
Loss on Extinguishment of Debt	—	—	(19,925)	—
Gain on Equity Investment	—	—	—	14,876
Other, Net	(168)	(337)	196	(1,652)
Income (Loss) Before Income Taxes	(96,260)	25,559	(57,070)	55,422
Income Tax Benefit (Provision)	7,707	(8,400)	(4,921)	18,609
Income (Loss) from Continuing Operations	(88,553)	17,159	(61,991)	74,031
Income (Loss) from Discontinued Operations, Net of Taxes	—	8,093	—	(40,996)
Net Income (Loss)	(88,553)	25,252	(61,991)	33,035
Loss attributable to Noncontrolling Interest	—	21	—	39
Net Income (Loss) attributable to Hercules Offshore, Inc.	$(88,553)	$25,273	$(61,991)	$33,074
Net Income (Loss) attributable to Hercules Offshore, Inc. Per share:
Basic:
Income (Loss) from Continuing Operations	$(0.55)	$0.11	$(0.39)	$0.46
Income (Loss) from Discontinued Operations	—	0.05	—	(0.25)
Net Income (Loss)	$(0.55)	$0.16	$(0.39)	$0.21
Diluted:
Income (Loss) from Continuing Operations	$(0.55)	$0.11	$(0.39)	$0.46
Income (Loss) from Discontinued Operations	—	0.05	—	(0.26)
Net Income (Loss)	$(0.55)	$0.16	$(0.39)	$0.20
Weighted Average Shares Outstanding:
Basic	160,794	159,743	160,526	159,416
Diluted	160,794	161,851	160,526	161,472

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities:
Net Income (Loss)	$(61,991)	$33,074
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	128,072	121,804
Stock-Based Compensation Expense	7,153	7,464
Deferred Income Taxes	(5,573)	(29,792)
Provision for Doubtful Accounts Receivable	6,319	356
Gain on Disposal of Assets, Net	(22,623)	(3,140)
Asset Impairment	82,507	44,370
Gain on Equity Investment	—	(14,876)
Other	4,858	4,667
Net Change in Operating Assets and Liabilities	(52,017)	15,476
Net Cash Provided by Operating Activities	86,705	179,403
Cash Flows from Investing Activities:
Acquisition of Assets, Net of Cash Acquired	—	(200,957)
Capital Expenditures	(134,610)	(314,654)
Insurance Proceeds Received	9,067	1,430
Proceeds from Sale of Assets, Net	35,109	107,404
Other	1,145	2,214
Net Cash Used in Investing Activities	(89,289)	(404,563)
Cash Flows from Financing Activities:
Long-term Debt Borrowings	300,000	400,000
Redemption of 7.125% Senior Secured Notes	(300,000)	—
Redemption of 3.375% Convertible Senior Notes	—	(61,274)
Payment of Debt Issuance Costs	(3,914)	(8,208)
Other	145	1,288
Net Cash Provided by (Used in) Financing Activities	(3,769)	331,806
Net Increase (Decrease) in Cash and Cash Equivalents	(6,353)	106,646
Cash and Cash Equivalents at Beginning of Period	198,406	259,193
Cash and Cash Equivalents at End of Period	$192,053	$365,839

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Domestic Offshore:
Number of rigs (as of end of period)	24	29	24	29
Revenue	$123,320	$138,975	$406,968	$387,088
Operating expenses	65,757	73,577	202,095	198,887
Asset Impairment	82,507	—	82,507	—
Depreciation and amortization expense	18,599	19,811	53,948	59,291
General and administrative expenses	1,692	1,238	4,824	4,705
Operating income (loss)	$(45,235)	$44,349	$63,594	$124,205
International Offshore:
Number of rigs (as of end of period)	9	11	9	11
Revenue	$74,217	$46,309	$226,880	$126,836
Operating expenses	61,578	28,191	153,177	93,769
Depreciation and amortization expense	19,586	12,768	55,287	35,555
General and administrative expenses	3,161	2,843	7,157	10,507
Operating income (loss)	$(10,108)	$2,507	$11,259	$(12,995)
International Liftboats:
Number of liftboats (as of end of period)	24	24	24	24
Revenue	$24,347	$40,024	$87,733	$109,035
Operating expenses	18,962	20,960	58,502	62,883
Depreciation and amortization expense	5,126	4,721	15,868	13,872
General and administrative expenses	1,614	1,539	9,867	4,387
Operating income (loss)	$(1,355)	$12,804	$3,496	$27,893
Total Company:
Revenue	$221,884	$225,308	$721,581	$622,959
Operating expenses	146,297	122,728	413,774	355,539
Asset impairment	82,507	—	82,507	—
Depreciation and amortization expense	44,319	38,040	128,072	110,906
General and administrative expenses	19,659	19,284	60,405	59,821
Operating income (loss)	(70,898)	45,256	36,823	96,693
Interest expense	(25,194)	(19,360)	(74,164)	(54,495)
Loss on extinguishment of debt	—	—	(19,925)	—
Gain on equity investment	—	—	—	14,876
Other, net	(168)	(337)	196	(1,652)
Income (loss) before income taxes	(96,260)	25,559	(57,070)	55,422
Income tax benefit (provision)	7,707	(8,400)	(4,921)	18,609
Income (loss) from continuing operations	(88,553)	17,159	(61,991)	74,031
Income (loss) from discontinued operations, net of taxes	—	8,093	—	(40,996)
Net income (loss)	(88,553)	25,252	(61,991)	33,035
Loss attributable to noncontrolling interest	—	21	—	39
Net income (loss) attributable to Hercules Offshore, Inc.	$(88,553)	$25,273	$(61,991)	$33,074

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA - (Continued) (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended September 30, 2014
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,133	1,656	68.4%	$108,844	$39,708
International Offshore	485	736	65.9%	153,025	83,666
International Liftboats	997	2,116	47.1%	24,420	8,961

	Three Months Ended September 30, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,522	1,678	90.7%	$91,311	$43,848
International Offshore	426	552	77.2%	108,707	51,071
International Liftboats	1,578	2,116	74.6%	25,364	9,905

	Nine Months Ended September 30, 2014
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	3,774	4,914	76.8%	$107,835	$41,126
International Offshore	1,535	2,139	71.8%	147,805	71,612
International Liftboats	3,473	6,279	55.3%	25,261	9,317

	Nine Months Ended September 30, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	4,576	4,993	91.6%	$84,591	$39,833
International Offshore	1,115	1,540	72.4%	113,754	60,889
International Liftboats	4,503	6,220	72.4%	24,214	10,110
_____________________________

(1)
Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)
Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.

(3)
Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures we may present from time to time are operating income, income from continuing operations, net income or diluted earnings per share excluding certain charges or amounts. These adjusted income amounts are not a measure of financial performance under GAAP. Accordingly, they should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2014 and the nine months ended September 30, 2014 and 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014		2014		2013
Operating Income (Loss):
GAAP Operating Income (Loss)	$(70,898)		$36,823		$96,732
Adjustment	77,766	(a)	59,887	(b)	—
Non-GAAP Operating Income	$6,868		$96,710		$96,732
Other Expense:
GAAP Other Expense	$(25,362)		$(93,893)		$(41,271)
Adjustment	—		19,925	(c)	(14,876)	(d)
Non-GAAP Other Expense	$(25,362)		$(73,968)		$(56,147)
Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$7,707		$(4,921)		$18,609
Tax Adjustment	—		—		(37,729)	(e)
Non-GAAP Benefit (Provision) for Income Taxes	$7,707		$(4,921)		$(19,120)
Income (Loss) from Continuing Operations attributable to Hercules Offshore, Inc.:
GAAP Income (Loss) from Continuing Operations	$(88,553)		$(61,991)		$74,070
Total Adjustment	77,766		79,812		(52,605)
Non-GAAP Income (Loss) from Continuing Operations	$(10,787)		$17,821		$21,465
Diluted Earnings (Loss) per Share:
GAAP Diluted Earnings (Loss) per Share	$(0.55)		$(0.39)		$0.46
Adjustment per Share	0.48		0.50		(0.33)
Non-GAAP Diluted Earnings (Loss) per Share	$(0.07)		$0.11		$0.13
 _____________________________

(a)	This amount represents a $82.5 million non-cash impairment charge of property and equipment and a $4.7 million net gain on the sale of three cold-stacked drilling rigs.

(b)	This amount represents a $82.5 million non-cash impairment charge of property and equipment and a $22.6 million net gain on the sale of cold-stacked drilling rigs.

(c)	This amount represents a charge of $19.9 million related to retirement of our 7.125% senior secured notes and issuance of our 6.75% senior notes.

(d)	This amount represents a non-cash gain of $14.9 million related to the adjustment of our investment in Discovery Offshore to fair market value at the date our controlling interest was obtained.

(e)	This amount represents a tax benefit recognized of $37.7 million related to the change in characterization of the Seahawk acquisition for tax purposes from a purchase of assets to a reorganization.